Sinkler & Boyd, P.A.
                                 Attorney at Law
                          1426 Main Street, Suite 1200
                       Columbia, South Carolina 29201-2834

                                December 16, 1998

Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

      With respect to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Seligman Municipal Fund Series, Inc., we have reviewed the material relative to South Carolina Taxes in the Registration Statement. Based on such review, we offer the following updated opinion.

      Shareholders of the South Carolina Fund who are subject to South Carolina individual or corporate income taxes will not be subject to such taxes on South Carolina Fund dividends to the extent that such dividends qualify as either (1) exempt-interest dividends of a regulated investment company under Section 852(b)(5) of the Internal Revenue Code, which are derived from interest on tax-exempt obligations of the State of South Carolina or any of its political subdivisions or on obligations of the Government of Puerto Rico that are exempt from federal income taxes, or (2) dividends derived from interest on obligations of the United States and its possessions or on obligations of any authority or commission of the United States, the interest from which is exempt from state income taxes under the laws of the United States.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to us under the heading "South Carolina Taxes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ Sinkler & Boyd, P.A.